Exhibit 99.2

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Reports Fourth Quarter GAAP Earnings per Diluted Share of $0.74 vs a GAAP Loss per Diluted Share of $0.57 in Fourth Quarter 2017

Reports Fourth Quarter Adjusted Earnings per Diluted Share of $1.10 versus $2.52 in Fourth Quarter 2017

Repurchases $42 Million in Stock and Pays $8 Million in Dividends in Fourth Quarter

Provides Full Year 2019 Adjusted Earnings per Diluted Share Guidance of $5.25 to $5.75

Provides First Quarter 2019 Adjusted Earnings per Diluted Share Guidance of ($0.70) to ($0.40)

Secaucus, New Jersey – March 4, 2019 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the fourth quarter and fiscal year ended February 2, 2019.

Jane Elfers, President and Chief Executive Officer announced, “We have never experienced a total liquidation of a direct competitor of the size and proximity of Gymboree. We overlap with nearly 70% of the approximately 800 Gymboree and Crazy 8 stores, all of which will complete their liquidation events and close within the next 60 days. Additionally, we are challenged by a very late Easter. Taken together, these create unprecedented near-term visibility challenges, and, as a result, the first half of 2019 is anticipated to be a highly disruptive time for The Children’s Place.”

Ms. Elfers continued, “To address these challenges, we took strategic action in the fourth quarter to significantly accelerate the liquidation of our seasonal inventories ahead of Gymboree’s total liquidation in Q1. Our strategy enabled us to exit the quarter with over 50% less seasonal carryover inventory versus a year ago, with total inventories down 6.5% versus our guided range of flat to up low single-digits. This accelerated liquidation adversely impacted our fourth quarter EPS by $0.79. However, we believe our accelerated liquidation strategy allowed us to minimize the adverse margin impact that we would have otherwise experienced had we attempted, and potentially failed, to liquidate our seasonal carryover inventory in Q1 during the Gymboree liquidation. Our lean inventory levels entering Q1 better position us to prioritize the sell-through of our spring seasonal product in what we anticipate will be a highly volatile first half of 2019.”

Ms. Elfers concluded, “Beyond the near-term disruption, we anticipate improved performance beginning in the back-half of 2019 with record supply reduction in the children’s apparel space. We expect to drive margin benefits from reduced inventory levels, lower product costs, and the tapering-off of the accelerated digital transformation spend. Importantly, today’s announced agreement to acquire the Gymboree Assets creates additional avenues of growth. We look forward to maximizing the many opportunities we have to drive profitable growth and create value for our shareholders.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

1

Fourth Quarter 2018 Results

Net sales decreased 6.9% to $530.6 million in the fourth quarter of 2018 from $570.0 million during the fourth quarter 2017, inclusive of an adverse impact of approximately $37 million resulting from the calendar shift related to the 53rd week in the fourth quarter of 2017. The new revenue recognition rules accounted for approximately $5.8 million in sales.

Comparable retail sales decreased 0.6% in the fourth quarter of 2018. U.S. comparable retail store sales decreased 8.2%. Retail comparable store traffic decreased 3% in the fourth quarter, largely driven by an 11% decrease in traffic in the weeks leading up to Christmas. Transactions and conversions decreased in the fourth quarter, primarily as a result of store inventory imbalances arising from unplanned ship from store activities. Canada comparable retail store sales decreased 0.2% on flat traffic. E-commerce sales increased 20.1% on a comparable week basis to 27% of total sales.

Net income was $12.0 million, or $0.74 per diluted share, in the fourth quarter of 2018, compared to a net loss of $9.9 million, or ($0.57) per diluted share, the previous year. Adjusted net income was $17.9 million, or $1.10 per diluted share, compared to adjusted net income of $45.3 million, or $2.52 per diluted share, in the fourth quarter last year.

Net income per diluted share in the fourth quarter of 2018 was impacted by the following:

•	Our strategic decision to accelerate the liquidation of seasonal carryover inventory ahead of Gymboree’s first quarter liquidation event resulted in an adverse impact of $0.79 per diluted share;
•	Store traffic declines and lower conversion rates in the weeks leading into Christmas resulted in an adverse impact of $0.30 per diluted share;
•	Higher fulfillment costs as a result of higher freight expense associated with our unplanned ship from store activity, along with higher distribution center wages paid as a result of labor shortages, resulted in an adverse impact of $0.25 per diluted share; and
•	An adverse impact of approximately $37 million in sales resulting from the calendar shift related to the 53rd week in the fourth quarter of 2017, resulted in an adverse impact of $0.12 per diluted share.

Gross profit was $164.3 million in the fourth quarter, compared to $209.9 million in the fourth quarter of 2017. Adjusted gross profit was $166.9 million in the fourth quarter, compared to $211.1 million last year, and deleveraged 550 basis points to 31.5% of sales, primarily as a result of a decline in merchandise margin related to the strategic decision to accelerate the liquidation of seasonal carryover merchandise in advance of Gymboree’s liquidation event in the first quarter 2019. Adjusted gross margin was also adversely impacted by the deleverage of fixed expenses resulting from the modest decline in comparable retail sales, and increased penetration of our ecommerce business, which operates at a lower gross margin rate.

Selling, general, and administrative expenses were $132.5 million in the fourth quarter, compared to $137.8 million in the fourth quarter of 2017. Adjusted SG&A was $128.3 million compared to $134.4 million in the fourth quarter last year and deleveraged 60 basis points as a percentage of net sales, primarily as a result of the deleverage of fixed expenses resulting from the modest decline in comparable retail sales, and the reclassification of certain items due to the new revenue recognition rules, partly offset by lower incentive compensation expense.

Operating income was $13.6 million in the fourth quarter, compared to operating income of $51.9 million in the fourth quarter of 2017. Adjusted operating income in the fourth quarter of 2018 was $21.8 million, or 4.1% of net sales, compared to adjusted operating income of $57.0 million in the fourth quarter last year, deleveraging 590 basis points compared to last year.

2

For the fourth quarter, the Company’s adjusted results exclude net expenses of approximately $5.8 million, compared to excluded net expenses of approximately $55.2 million in the fourth quarter of 2017, comprising certain items, which the Company believes, are not reflective of the performance of its core business. For the fourth quarter of 2018, these excluded items primarily related to omni-channel fulfillment operational inefficiencies, accelerated depreciation, restructuring costs, consulting costs for organizational design efforts, state tax audit costs, asset impairment charges, and costs incurred in connection with the review of the Company’s warehouse and distribution network. For the fourth quarter of 2017, these excluded items are primarily related to expenses associated with the new tax legislation, in addition to restructuring costs, a provision for a legal settlement and asset impairment charges.

Fiscal Year 2018

Net sales increased 3.6% to $1.938 billion in fiscal 2018 from $1.871 billion during fiscal 2017, inclusive of an adverse impact of approximately $17.0 million resulting from the calendar shift related to the 53rd week in fiscal 2017, partially offset by approximately $19.9 million due to the new revenue recognition rules. Comparable retail sales increased 4.6% in fiscal 2018.

Net income was $101.0 million, or $6.01 per diluted share, in fiscal 2018, compared to net income of $84.7 million, or $4.67 per diluted share, the previous year. Adjusted net income was $113.4 million, or $6.75 per diluted share, compared to $144.0 million, or $7.91 per diluted share.

Gross profit was $683.6 million in fiscal 2018, compared to $711.4 million in fiscal 2017. Adjusted gross profit was $687.4 million, or 35.5% of net sales, deleveraging 260 basis points compared to last year, primarily as a result of a decline in merchandise margin related to our increased competitiveness, and increased penetration of our ecommerce business, which operates at a lower gross margin rate due to higher fulfillment costs, partially offset by the leverage of fixed expenses resulting from the increase in comparable retail sales.

Selling, general, and administrative expenses in fiscal 2018 were $498.3 million, compared to $476.5 million in fiscal 2017. Adjusted SG&A was $491.3 million, compared to $466.1 million last year, deleveraging 40 basis points compared to fiscal 2017, primarily as a result of incremental investment in our transformation initiatives and the reclassification of certain items due to the new revenue recognition rules, partially offset by the leverage of fixed expenses resulting from the increase in comparable retail sales, and lower incentive compensation expense.

Operating income was $111.3 million in fiscal 2018, compared to operating income of $161.5 million in fiscal 2017. Adjusted operating income was $128.5 million, or 6.6% of net sales, compared to $178.9 million last year, deleveraging 300 basis points.

During fiscal 2018, the Company’s adjusted results exclude net expenses of approximately $12.4 million, compared to excluded net expenses of approximately $58.8 million in fiscal 2017, comprising certain items, which the Company believes, are not reflective of the performance of its core business. For fiscal 2018, these excluded items primarily related to asset impairment charges, omni-channel fulfillment operational inefficiencies, restructuring costs, consulting costs for organizational design efforts, accelerated depreciation, costs incurred in connection with the review of the Company’s warehouse and distribution network, system transition costs and a provision for an insurance claim deductible, partially offset by a state sales and use tax audit settlement, an insurance claim settlement and other income. For fiscal 2017, these excluded items are primarily related to expenses associated with the new tax legislation, in addition to a provision for a legal settlement, asset impairment charges and restructuring costs, partially offset by income associated with the release of reserves for prior year uncertain tax positions.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, we closed 16 stores and did not open any stores during the fourth quarter of 2018. The Company ended fiscal 2018 with 972 stores and square footage of 4.5 million. The Company ended the quarter with 217 international points of distribution open and operated by its eight franchise partners in 20 countries.

3

Capital Return Program

During the fourth quarter of 2018, the Company repurchased 429.6 thousand shares for approximately $42 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $8 million, or $0.50 per share, in the quarter.

For fiscal 2018, the Company repurchased 2.0 million shares for approximately $255 million, inclusive of an accelerated share repurchase program, and shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid dividends totaling approximately $33 million in fiscal 2018.

Since 2009, the Company has repurchased approximately $1.1 billion of its common stock and, since 2014, paid approximately $100 million in dividends. At the end of the fourth quarter of 2018, approximately $240 million remained available for future share repurchases under the Company’s existing share repurchase program.

Strategic Acquisition of IP Assets of Gymboree and Crazy 8

The Company separately announced today that, as part of an auction held in connection with Gymboree’s bankruptcy proceeding, a wholly-owned subsidiary of the Company has entered into an Asset Purchase Agreement with Gymboree Group, Inc. and related entities to acquire intellectual property and related assets of Gymboree and Crazy 8 (the “Gymboree Assets”).

Outlook

The Company is providing guidance for the first quarter and fiscal year 2019.

For fiscal 2019, the Company expects:

•	Net Sales in the range of $1.890 billion to $1.915 billion
•	Comparable retail sales in the range of flat to negative 1%
•	E-commerce penetration is expected to grow from approximately 28% to over 30% of net sales
•	Adjusted operating margin in the range of 6.3% to 6.8%
•	Adjusted net income per diluted share will be in the range of $5.25 to $5.75, including:
o	Approximately $30 million of adverse sales impact and $30 million of adverse margin impact as a result of the Gymboree liquidation which will adversely impact EPS by $1.50;
o	A higher adjusted tax rate of approximately 25%, which will reduce earnings by approximately $1.15, versus fiscal 2018, with approximately $1.00 of that amount resulting from an adverse impact on share-based compensation deductibility due to our current share price; and
o	The agreement to acquire the Gymboree and Crazy 8 IP and related assets will adversely impact adjusted net income per diluted share by approximately $0.75 as we make incremental investments to support the strategic opportunities for the brands and fund the acquisition.
•	Strong cash from operations to fund the capital return program and capital expenditures
o	Capital expenditures in the range of approximately $70 to $80 million for the year
•	To utilize a third party logistics provider to assist with fulfillment of holiday e-commerce demand
•	Approximately 40 to 45 closings as part of our ongoing fleet optimization program

For first quarter of 2019, the Company expects:

•	Net Sales in the range of $385 million to $395 million
•	Comparable retail sales in the range of negative 12% to negative 10%
•	Adjusted net loss per diluted share will be in the range of $0.70 to $0.40, including:
o	An adverse EPS impact of $1.15 to $1.40 as a result of the Gymboree liquidation;
o	A higher adjusted tax rate resulting from the impact on share-based compensation tax deductibility due to our current share price will have an adverse EPS impact of approximately $0.92; and

4

o	The Gymboree and Crazy 8 acquisition will have an adverse EPS impact of approximately $0.15 to 0.20.

Quarter to date, traffic and comps are running down double digits, due to Gymboree’s liquidation event, delayed and lower tax refunds versus last year, and a very late Easter.

Additional details underlying the Company’s outlook for the first quarter and full year 2019 will be provided on the conference call and will also be available in the conference call transcript which will be posted on our website. An audio archive will also be available on the Company’s website.

Conference Call Information

The Children’s Place will host a conference call on Tuesday, March 5th at 8:00 a.m. Eastern Time to discuss its fourth quarter and fiscal 2018 results, the Company’s outlook, and provide details on the Gymboree Assets transaction. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income per diluted share, adjusted net loss per diluted share, adjusted gross profit, adjusted gross margin, adjusted selling, general, and administrative expense, adjusted operating income, and adjusted operating margin are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP results as one of the metrics to measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of February 2, 2019, the Company operated 972 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 217 international points of distribution open and operated by its eight franchise partners in 20 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2018. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693

(Tables Follow)

5

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-To-Date Ended
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
Net sales	$530,558	$569,972	$1,938,084	$1,870,275
Cost of sales	366,239	360,046	1,254,488	1,158,920
Gross profit	164,319	209,926	683,596	711,355
Selling, general, and administrative expenses	132,534	137,844	498,343	476,486
Asset impairment charges	464	529	6,096	5,190
Other costs (income)	200	(4)	(1,055)	10
Depreciation and amortization	17,479	19,699	68,884	68,159
Operating income	13,642	51,858	111,328	161,510
Interest expense	(730)	122	(2,804)	(307)
Income before taxes	12,912	51,980	108,524	161,203
Provision for income taxes	889	61,878	7,564	76,505
Net income (loss)	$12,023	$(9,898)	$100,960	$84,698

Earnings (loss) per common share
Basic	$0.75	$(0.57)	$6.10	$4.82
Diluted	$0.74	$(0.57)	$6.01	$4.67

Weighted average common shares outstanding
Basic	16,134	17,359	16,542	17,569
Diluted	16,277	17,359	16,805	18,151

6

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-To-Date Ended
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Net income (loss)	$12,023	$(9,898)	$100,960	$84,698

Non-GAAP adjustments:
Asset impairment charges	464	529	6,096	5,190
Omni-channel fulfillment operational inefficiencies	4,985	-	4,985	-
Organizational design costs	590	-	2,239	-
Restructuring costs	633	3,471	3,149	5,049
System transition costs	-	-	250	-
Distribution network review costs	374	-	752	-
Provision for legal settlement	-	785	-	5,785
Sales tax audit	470	373	(48)	791
Foreign exchange penalties	-	-	-	300
Insurance claim deductible	-	-	200	250
Accelerated depreciation	665	-	1,211	-
Other income	-	-	(1,097)	-
Insurance claim settlement	-	-	(606)	-
Aggregate impact of Non-GAAP adjustments	8,181	5,158	17,131	17,365
Income tax effect (1)	(2,179)	(1,747)	(4,424)	(6,250)
Prior year uncertain tax positions (2)	(173)	-	(285)	(4,048)
Impact of Tax Act	-	51,776	-	51,776
Net impact of Non-GAAP adjustments	5,829	55,187	12,422	58,843

Adjusted net income	$17,852	$45,289	$113,382	$143,541

GAAP net income (loss) per common share	$0.74	$(0.57)	$6.01	$4.67

Adjusted net income per common share	$1.10	$2.52	$6.75	$7.91

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax related to uncertain tax positions.

	Fourth Quarter Ended		Year-To-Date Ended
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Operating income	$13,642	$51,858	$111,328	$161,510

Non-GAAP adjustments:
Asset impairment charges	464	529	6,096	5,190
Omni-channel fulfillment operational inefficiencies	4,985	-	4,985	-
Organizational design costs	590	-	2,239	-
Restructuring costs	633	3,471	3,149	5,049
System transition costs	-	-	250	-
Distribution network review costs	374	-	752	-
Provision for legal settlement	-	785	-	5,785
Sales tax audit	470	373	(48)	791
Foreign exchange penalties	-	-	-	300
Insurance claim deductible	-	-	200	250
Accelerated depreciation	665	-	1,211	-
Other income	-	-	(1,097)	-
Insurance claim settlement	-	-	(606)	-
Aggregate impact of Non-GAAP adjustments	8,181	5,158	17,131	17,365

Adjusted operating income	$21,823	$57,016	$128,459	$178,875

7

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-To-Date Ended
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Gross Profit	$164,319	$209,926	$683,596	$711,355

Non-GAAP adjustments:
Restructuring costs	-	1,177	1,239	1,554
Omni-channel fulfillment operational inefficiencies	2,593	-	2,593	-
Insurance claim deductible	-	-	-	250
Aggregate impact of Non-GAAP adjustments	2,593	1,177	3,832	1,804

Adjusted Gross Profit	$166,912	$211,103	$687,428	$713,159

	Fourth Quarter Ended		Year-To-Date Ended
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Selling, general, and administrative expenses	$132,534	$137,844	$498,343	$476,486

Non-GAAP adjustments:
Organizational design costs	(590)	-	(2,490)	-
Omni-channel fulfillment operational inefficiencies	(2,392)	-	(2,392)	-
Restructuring costs	(432)	(2,294)	(2,713)	(3,495)
System transition costs	-	-	(250)	-
Other income	-	-	1,097	-
Distribution network review costs	(374)	-	(752)	-
Provision for legal settlement	-	(785)	-	(5,785)
Sales tax audit	(470)	(373)	48	(791)
Insurance claim deductible	-		(200)	-
Foreign exchange penalties	-	-	-	(300)
Insurance claim settlement	-	-	606	-
Aggregate impact of Non-GAAP adjustments	(4,258)	(3,452)	(7,046)	(10,371)

Adjusted selling, general, and administrative expenses	$128,276	$134,392	$491,297	$466,115

8

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 2,	February 3,
	2019	2018*
Assets:
Cash and cash equivalents	$69,136	$244,519
Short-term investments	-	15,000
Accounts receivable	35,123	26,094
Inventories	303,466	324,435
Other current assets	27,670	46,456
Total current assets	435,395	656,504

Property and equipment, net	260,357	258,537
Other assets, net	31,294	25,187
Total assets	$727,046	$940,228

Liabilities and Stockholders' Equity:
Revolving loan	$48,861	$21,460
Accounts payable	194,786	210,300
Accrued expenses and other current liabilities	87,752	128,764
Total current liabilities	331,399	360,524

Other liabilities	81,210	106,005
Total liabilities	412,609	466,529

Stockholders' equity	314,437	473,699

Total liabilities and stockholders' equity	$727,046	$940,228

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

9

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,
	2019	2018

Net income	$100,960	$84,698
Non-cash adjustments	97,820	139,122
Working Capital	(58,877)	(9,437)
Net cash provided by operating activities	139,903	214,383

Net cash used in investing activities	(56,863)	(25,145)

Net cash used in financing activities	(259,172)	(140,600)

Effect of exchange rate changes on cash	749	2,172

Net increase (decrease) in cash and cash equivalents	(175,383)	50,810

Cash and cash equivalents, beginning of period	244,519	193,709

Cash and cash equivalents, end of period	$69,136	$244,519

###

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